Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated and effective on November 1, 2010 (the “Effective Date”) is made by and between CHARTER COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and Christopher Winfrey (the “Executive”).

RECITALS:

WHEREAS, it is the desire of the Company to assure itself of the services of Executive by engaging Executive as its Executive Vice President and Chief Financial Officer and the Executive desires to serve the Company on the terms herein provided;

WHEREAS, Executive’s agreement to the terms and conditions of Sections 18, 19 and 20 are a material and essential condition of Executive’s employment with the Company hereafter under the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Certain Definitions.

(a) “Allen” shall mean Paul G. Allen (and his heirs or beneficiaries under his will(s), trusts or other instruments of testamentary disposition), and any entity or group over which Paul G. Allen has Control and that constitutes a Person as defined herein. For the purposes of this definition, “Control” means the power to direct the management and policies of an entity or to appoint or elect a majority of its governing board.

(b) “Annual Base Salary” shall have the meaning set forth in Section 5.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Bonus” shall have the meaning set forth in Section 6.

(e) The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s breach of a material obligation (which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach) or representation under this Agreement or breach of any fiduciary duty to the Company which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach; or any act of fraud or knowing material misrepresentation or concealment upon, to or from the Company or the Board;

(ii) Executive’s failure to adhere in any material respect to (i) the Company’s Code of Conduct in effect from time to time and applicable to officers and/or employees generally, or (ii) any written Company policy, if such policy is material to the effective performance by Executive of the Executive’s duties under this Agreement, and if Executive has been given a reasonable opportunity to cure this failure to comply within a period of time which is reasonable under the circumstances but not more than the thirty (30) day period after written notice of such failure is provided to Executive; provided that if Executive cures this failure to comply with such a policy and then fails again to comply with the same policy, no further opportunity to cure that failure shall be required;

(iii) Executive’s misappropriation (or attempted misappropriation) of a material amount of the Company’s funds or property;

(iv) Executive’s conviction of, the entering of a guilty plea or plea of nolo contendere or no contest (or the equivalent), or entering into any pretrial diversion program or agreement or suspended imposition of sentence, with respect to either a felony or a crime that adversely affects or could reasonably be expected to adversely affect the Company or its business reputation; or the institution of criminal charges against Executive, which are not dismissed within sixty (60) days after institution, for fraud, embezzlement, any felony offense involving dishonesty or constituting a breach of trust or moral turpitude;

(v) Executive’s admission of liability of, or finding of liability, for a knowing and deliberate violation of any “Securities Laws.” As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing generally the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

(vi) conduct by Executive in connection with Executive’s employment that constitutes gross neglect of any material duty or responsibility, willful misconduct, or recklessness which, if curable, is not cured within ten business (10) days after Executive receives written notice of such breach;

(vii) Executive’s illegal possession or use of any controlled substance, or excessive use of alcohol at a work function, in connection with Executive’s duties, or on Company premises; “excessive” meaning either repeated unprofessional use or any single event of consumption giving rise to significant intoxication or unprofessional behavior;

(viii) Executive’s willful or grossly negligent commission of any other act or failure to act in connection with the Executive’s duties as an executive of the Company which causes or reasonably may be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the business reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

If Executive commits or is charged with committing any offense of the character or type specified in subparagraphs 1(e)(iv), (v) or (viii) above, then the Company at its option may suspend the Executive with or without pay. If the Executive subsequently is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any such offense (or any matter that gave rise to the suspension), the Executive shall immediately repay any compensation paid in cash hereunder from the date of the suspension. Notwithstanding anything to the contrary in any stock option or equity incentive plan or award agreement, all vesting and all lapsing of restrictions on restricted shares shall be tolled during the period of suspension and all unvested options and restricted shares for which the restrictions have not lapsed shall terminate and not be exercisable by or issued to Executive if during or after such suspension the Executive is convicted of, pleads guilty or nolo contendere (or equivalent plea) to, or enters into any type of suspended imposition of sentence or pretrial diversion program with respect to, any offense specified in subparagraphs 1(e)(iv), (v) or (viii) above or any matter that gave rise to the suspension.

(f)  “Change of Control” shall mean the occurrence of any of the following events:

(i) an acquisition of any voting securities of the Company by any “Person” or “Group” (as those terms are used for purposes of Section 13(d) or 14(d) of the Exchange Act of 1934, amended (the “Exchange Act”)), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that voting securities which are acquired in a “Non-Control Transaction” (as hereinafter defined) assuming that the acquisition of voting securities for this purpose qualifies as Merger (as hereinafter defined) shall not constitute a Change of Control; and provided further that an acquisition of Beneficial Ownership of less than fifty percent (50%) of the Company’s then outstanding voting securities by any Equity Backstop Party (as defined in the Joint Plan) or the Allen Entities (as defined in the Joint Plan) shall not be considered to be a Change of Control under this clause (i);

(ii) the individuals who, as of immediately after the effective date of the Company’s Chapter 11 plan of reorganization (the “Emergence Date”), are members of the Board (the “Incumbent Board”), cease for any reason to constitute a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director (excluding any director whose nomination or election to the Board is the result of any actual or threatened proxy contest or settlement thereof) was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board;

(iii) the consummation of a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a Non-Control Transaction. A “Non-Control Transaction” shall mean a Merger where: (1) the stockholders of the Company, immediately before such Merger own directly or indirectly immediately following such Merger more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such Merger or its controlling parent entity (the “Surviving Entity”), (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors (or similar governing body) of the Surviving Entity, and (3) no Person other (X) than the Company, its subsidiaries or affiliates or any of their respective employee benefit plans (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any subsidiary or affiliate of the Company, or (Y) any Person who, immediately prior to such Merger had Beneficial Ownership of thirty-five percent (35%) or more of the then outstanding voting securities of the Company, has Beneficial Ownership of thirty-five percent (35%) or more of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity; provided that this clause (Y) shall not trigger a Change of Control solely because, after such Merger, any Equity Backstop Party or any Allen Entity has Beneficial Ownership of more than thirty-five percent (35%) but less than fifty percent (50%) of the combined voting power of the outstanding voting securities or common stock of the Surviving Entity;

(iv) complete liquidation or dissolution of the Company (other than where assets of the Company are transferred to or remain with subsidiaries of the Company); or

(v) the sale or other disposition of all or substantially all of the assets of the Company and its direct and indirect subsidiaries on a consolidated basis, directly or indirectly, to any Person (other than a transfer to a subsidiary or affiliate of the Company unless, such sale or disposition constitutes a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a subsidiary or affiliate of the Company or any other assets).

Notwithstanding the foregoing a Change of Control shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company or the implementation of the “Joint Plan.”

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” shall mean either the Compensation and Benefits Committee of the Board, or a Subcommittee of such Committee duly appointed by the Board or the Committee or any successor to the functions thereof.

(i) “Company” shall have the meaning set forth in the preamble hereto.

(j) “Company Stock” shall mean the common stock of the Company issued in connection with the Company’s emergence from its Chapter 11 reorganization and any stock received in exchange therefor.

(k) “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death and (ii) if Executive’s employment is terminated pursuant to Section 15(a)(ii)-(vi), the date of termination of employment, as defined in 409(A) regulations under the Code.

(l) For purposes of this Agreement, Executive will be deemed to have a “Disability” if, due to illness, injury or a physical or medically recognized mental condition, (a) Executive is unable to perform Executive’s duties under this Agreement with reasonable accommodation for 120 consecutive days, or 180 days during any twelve month period, as determined in accordance with this Section, or (b) Executive is considered disabled for purposes of receiving / qualifying for long term disability benefits under any group long term disability insurance plan or policy offered by Company in which Executive participates. The Disability of Executive will be determined by a medical doctor selected by written agreement of Company and Executive upon the request of either party by notice to the other, or (in the case of and with respect to any applicable long term disability insurance policy or plan) will be determined according to the terms of the applicable long term disability insurance policy / plan. If Company and Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether Executive has a Disability. The determination of the medical doctor selected under this Section will be binding on both parties. Executive must submit to a reasonable number of examinations by the medical doctor making the determination of Disability under this Section, and to other specialists designated by such medical doctor, and Executive hereby authorizes the disclosure and release to Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead under this Section for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure, required under this Section.

(m) “Executive” shall have the meaning set forth in the preamble hereto.

(n) “Good Reason” shall mean any of the events described herein that occur without Executive’s prior written consent: (i) any reduction in Executive’s Annual Base Salary, Target Bonus Percentage, or title except as permitted hereunder, (ii) any failure to pay Executive’s compensation hereunder when due; (iii) any material breach by the Company of a term hereof; (iv) relocation of Executive’s primary workplace to a location that is more than fifty (50) miles from the office where Executive is then assigned to work as Executive’s principal office; (v) a transfer or reassignment to another executive of material responsibilities that have been assigned to Executive (and were not identified by the Company to be assigned only on an interim basis at the time of assignment or thereafter) and generally are part of the responsibilities and functions assigned to a Chief Financial Officer of a public corporation unless a Non-renewal Notice has been delivered to Executive at any time within one hundred ninety (190) days prior to the end of the term of this Agreement, (vi) any change in reporting structure such that Executive no longer reports directly to the “Chief Executive Officer (or equivalent position, if there is no Chief Executive Officer)” unless a Non-renewal Notice has been delivered to Executive at any time within one hundred ninety (190) days prior to the end of the term of this Agreement (in each case “(i)” through “(vi)” only if Executive objects in writing within 30 days after being informed of such events and unless Company retracts and/or rectifies the claimed Good Reason within 30 days following Company’s receipt of timely written objection from Executive); (vii) if within six months after a Change of Control, Executive has not received an offer from the surviving company to continue in his position (without material reduction in scope of responsibility) immediately prior to such Change of Control under at least the same terms and conditions (except that the value of equity-based compensation after such Change of Control need only be commensurate with the value of equity-based compensation given to executives with equivalent positions in the surviving company, if any) as set herein; or (viii) the failure of a successor to the business of the Company to assume the Company’s obligations under this Agreement in the event of a Change of Control during its term.

(o) “Notice of Termination” shall have the meaning set forth in Section 15(b).

(p) “Non-renewal Notice” shall have the meaning set forth in Section 2.

(q) “Options” shall have the meaning set forth in Section 7.

(r) “Performance Unit” and “Performance Shares” shall have the meaning set forth in Section 9 hereof.

(s) “Person” shall have the meaning set forth in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934.

(t) “Plan” shall mean the 2009 Stock Incentive Plan as amended by the Company from time to time.

(u) “Restricted Shares” shall have the meaning set forth in Section 8.

(v) “Term” shall have the meaning set forth in Section 2.

(w) “Voluntary” and “Voluntarily” in connection with Executive’s termination of employment shall mean a termination of employment resulting from the initiative of the Executive, excluding a termination of employment attributable to Executive’s death or Disability. A resignation by Executive that is in response to a communicated intent by the Company to discharge Executive other than for Cause is not considered to be “Voluntary” and shall be considered to be a termination by the Company for the purposes of this Agreement.

(x) “Joint Plan” means the joint plan of reorganization of the Company, Charter Investment, Inc. and the Company’s direct and indirect subsidiaries filed pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532s, on March 27, 2009.

2. Employment Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment, under the terms and conditions hereof, for the period (the “Term”) beginning on the Effective Date hereof and terminating upon the earlier of (i) [2 years from Effective Date] (the “Initial Term”) and (ii) the Date of Termination as defined in Section 1(k).  The Company may, in its sole disretion, extend the term of this Agreement for additional one-year periods.  If the Company fails to provide Executive with at least one hundred eighty (180) days notice prior to the end of the Initial Term or any extension thereof of the Company’s intent to not renew this Agreement (the “Non-renewal Notice”), the Initial Term or any previous extension thereof shall be extended one day for each day the Company does not provide the Non-renewal Notice.  If the Company fails to provide any Non-renewal Notice and does not extend the term of this Agreement, the Non-renewal Notice shall be deemed to have been given to Executive on the last day of the term of this Agreement.

3. Position and Duties.  Executive shall serve as Executive Vice President and Chief Financial Officer reporting to the Chief Executive Officer, with such responsibilities, duties and authority as are customary for such role, including, but not limited to, overall management responsibility for the financial and accounting functions of the Company.  Executive shall devote all necessary business time and attention, and employ Executive’s reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.

4. Place of Performance.  In connection with Executive’s employment during the Term, Executive’s initial primary workplace shall be the Company’s offices in or near St. Louis, Missouri except for necessary travel on the Company’s business.

5. Annual Base Salary.  During the Term, Executive shall receive a base salary at a rate not less than $525,000 per annum (the “Annual Base Salary”), less standard deductions, paid in accordance with the Company’s general payroll practices for executives, but no less frequently than monthly. The Annual Base Salary shall compensate Executive for any official position or directorship of a subsidiary or affiliate that Executive is asked to hold in the Company or its subsidiaries or affiliates as a part of Executive’s employment responsibilities. No less frequently than annually during the Term, the Committee, on advice of the Company’s Chief Executive Officer, shall review the rate of Annual Base Salary payable to Executive, and may, in its discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of “Annual Base Salary” hereunder.

6. Bonus.  Except as otherwise provided for herein, for each fiscal year or other period consistent with the Company’s then-applicable normal employment practices during which Executive is employed hereunder on the last day (the “Bonus Year”), Executive shall be eligible to receive a bonus in an amount up to 75% of Executive’s Annual Base Salary (the “Bonus” and bonuses at such percentage of Annual Base Salary if target levels of performance for that year are achieved being the “Target Bonus”) pursuant to, and as set forth in, the terms of the Executive Bonus Plan as such Plan may be amended from time to time, plus such other bonus payments, if any, as shall be determined by the Committee in its sole discretion, with such Bonus and other bonuses, if any, being paid on or before March 15 of the year next following the Bonus Year; provided that, any Bonus earned for 2010 shall be prorated to apply to the portion of the year that Executive was employed with the Company.

7. Stock Options.  (a) The Committee may, in its discretion, grant to Executive options to purchase shares of Company Stock (all of such options, collectively, the “Options”) pursuant to the terms of the Plan, any successor plan and an associated Stock Option Agreement.

(b)  As of the first day of employment, Executive shall be granted options to purchase 90,000 shares of the Company Stock, which shall be subject to the form of Stock Option Grant Agreement set forth on Exhibit A (the “Stock Option Grant”).

8. Restricted Shares.  (a)  The Committee may, in its discretion, grant to Executive restricted shares of Company Stock (collectively, the “Restricted Shares”), which shall be subject to restrictions on their sale as set forth in the Plan and an associated Restricted Shares Grant Letter.

(b)  As of the first day of employment, Executive shall be granted 80,000 restricted shares of Company Stock, which shall be subject to restrictions on their sale as set forth in the Plan and the form of Restricted Shares Grant Agreement set forth on Exhibit B (the “Restricted Shares Grant”).

9. Performance Share Units.  The Committee may, in its discretion, grant to Executive performance share units subject to performance vesting conditions (collectively, the “Performance Units”), which shall be subject to restrictions on their sale as set forth in the Plan and an associated Performance Unit Grant Letter.

10. Other Bonus Plans.  The Committee may, in its discretion, grant to Executive a right to participate in any other bonus or retention plan that the Committee may decide to establish for executives, but nothing herein shall require the Committee to do so.

11. Relocation.

(a) Executive will be entitled to relocation assistance with regard to relocation from Executive’s current home in Florida and/or a facility in which Executive has stored household items to the St. Louis, Missouri metropolitan area as and to the extent permitted by Charter’s current executive homeowner relocation plan, through Charter’s relocation provider, Primacy. These relocation benefits include Primacy’s paying or reimbursing Executive for brokerage fees,  transfer taxes and moving expenses. A copy of this policy has been provided to Executive.  This benefit requires that a repayment agreement be signed which stipulates that relocation expenses must be repaid if Executive departs from the organization within 12 months of the Effective Date of this Agreement for voluntary reasons (other than a permitted termination of employment by Executive for Good Reason).

(b) Executive must complete the move from his current home to the St. Louis, Missouri metropolitan area no later than 180 days following the date of this Agreement.  In the interim, as soon as practicable following the Effective Date Executive will live in Charter supplied corporate housing in the St. Louis, Missouri metropolitan area, or in lieu of corporate supplied housing, then in a mutually agreeable hotel of appropriate quality during the work week. The costs for this temporary housing/hotel will be covered by Charter’s homeowner relocation plan until Executive consummates the purchase of a home or secures a leased residence in the St. Louis, Missouri metropolitan area, or the end of the 180-day period from the date of this Agreement, whichever first occurs.

(c) Until Executive relocates to the St. Louis, Missouri metropolitan area (which must occur by the end of the 180-day period from the date of this Agreement), Charter will reimburse Executive for all reasonable and necessary costs incurred by Executive to travel to and from Executive’s current residence to St. Louis, Missouri (and, to the extent corporate housing is not provided, then as part of travel costs, the reasonable cost for staying during the week at an agreed hotel of suitable quality for Charter executives) on a not more than weekly basis during this time period. In addition, Charter will pay for the travel costs for up to three (3) house hunting trips for Executive under and per the terms of Charter’s relocation policy.  This is on the accepted understanding that Executive will act in good faith to make reasonable efforts to minimize the costs associated with such travel.  All travel costs incurred will be reimbursed under Charter’s normal expense reimbursement policies as soon as administratively practicable after submission of the expenses and associated required documentation. To the extent such expense reimbursements are considered taxable income, Charter will reimburse Executive for those expenses on a “grossed up” basis for such taxes (i.e., including any taxes on such tax reimbursement to the degree it also is deemed income) based on Executive’s taxable compensation from Charter in that year, calculated on an annualized basis. Under Charter’s current practice, such gross up payments are made at year end.

12. Benefits.  Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, and financial planning services, and other perquisites and plans as are generally provided by the Company to its senior executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company, as amended from time to time; provided that, except as provided in Section 16 of this Agreement, Executive shall not participate in any severance benefit of the Company.

13. Expenses.  The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the performance of Executive’s duties as an employee of the Company in accordance with the Company’s generally applicable policies and procedures. Such reimbursement is subject to the submission to the Company by Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter.  In no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred.

14. Vacations.  Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time provided that, in no event shall Executive be entitled to less than three (3) weeks vacation per calendar year. Executive shall also be entitled to paid holidays and personal days in accordance with the Company’s practice with respect to same as in effect from time to time.

15. Termination.

(a) Executive’s employment hereunder may be terminated by the Company, on the one hand, or Executive, on the other hand, as applicable, without any breach of this Agreement, under the following circumstances:

(i) Death.  Executive’s employment hereunder shall automatically terminate upon Executive’s death.

(ii) Disability.  If Executive has incurred a Disability, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 14th day after delivery of such notice to Executive, provided that within the 14 days after such delivery, Executive shall not have returned to full-time performance of Executive’s duties. Executive may provide notice to the Company of Executive’s resignation on account of a bona fide Disability at any time.

(iii) Cause.  The Company may terminate Executive’s employment hereunder for Cause effectively immediately upon delivery of notice to Executive, taking into account any procedural requirements set forth under Section 1(e) above.

(iv) Good Reason.  Executive may terminate Executive’s employment herein for Good Reason upon (i) satisfaction of any advance notice and other procedural requirements set forth under Section 1(n) above for any termination pursuant to Section 1(n)(i) through [(vi) or (v)] or (ii) at least 30 days’ advance written notice by the Executive for any termination pursuant to Section 1(n)[(vii) or (vi)] through [(viii) or (vii)].

Notwithstanding the foregoing, Good Reason shall not occur solely based on a filing of a Chapter 11 reorganization proceeding of the Company or the implementation of the Joint Plan.

(v) Without Cause.  The Company may terminate Executive’s employment hereunder without Cause upon at least 30 days’ advance written notice to the Executive.

(vi) Resignation Without Good Reason. Executive may resign Executive’s employment without Good Reason upon at least fourteen (14) days’ written notice to the Company.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 15 (other than pursuant to Sections 15(a)(i)) shall be communicated by a written notice (the “Notice of Termination”) to the other party hereto, indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and specifying a Date of Termination which notice shall be delivered within the applicable time periods set forth in subsections 15(a)(ii)-(vi) above ( the “Notice Period”); provided that, the Company may pay to Executive all Annual Base Salary, benefits and other rights due to Executive during such Notice Period instead of employing Executive during such Notice Period.

(c) Resignation from Representational Capacities. Executive hereby acknowledges and agrees that upon Executive’s termination of employment with the Company for whatever reason, Executive shall be deemed to have, and shall have in fact, effectively resigned from all executive, director, offices, or other positions with the Company or its affiliates at the time of such termination of employment, and shall return all property owned by the Company and in Executive’s possession, including all hardware, files and documents, at that time.

(d) Termination in Connection with Change of Control.  If Executive’s employment is terminated by the Company without Cause or a Non-renewal Notice has been delivered to Executive either upon or within thirty days before or thirteen (13) months after a Change of Control, or prior to a Change of Control at the request of a prospective purchaser whose proposed purchase would constitute a Change of Control upon its completion, such termination or delivery of a Non-renewal Notice shall be deemed to constitute a termination by the Company without Cause and shall be deemed to have occurred immediately before such Change of Control for purposes of this Agreement and the Plan.

16.	Termination Pay

(a) Effective upon the termination of Executive’s employment, Company will be obligated to pay Executive (or, in the event of Executive’s death, the Executive’s designated beneficiary as defined below) only such compensation as is provided in this Section 16, except to the extent otherwise provided for in any Company stock incentive, stock option or cash award plan (including, among others, the Plan), approved by the Board. For purposes of this Section 16, Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as Executive may designate by notice to Company from time to time or, if Executive fails to give notice to Company of such a beneficiary, Executive’s estate. Notwithstanding the preceding sentence, Company will have no duty, in any circumstances, to attempt to open an estate on behalf of Executive, to determine whether any beneficiary designated by Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person purporting to act as Executive’s personal representative (or the trustee of a trust established by Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

(b) Termination by Executive for Good Reason or by Company without Cause. If prior to expiration of the Term, Executive terminates his or her employment for Good Reason, or if the Company terminates Executive’s employment other than for Cause or Executive’s death or Disability, Executive will be entitled to receive, subject to the conditions of this Agreement, the following:

(i) (A) all Annual Base Salary and Bonus duly payable under the applicable plan for performance periods ending prior to the Date of Termination, but unpaid as of the Date of Termination, plus (B) in consideration for Executive’s obligations set forth in Sections 18, 19 and 20 hereof, an amount equal to two (2) times the Executive’s then-current rate of Annual Base Salary and Target Bonus, which total sum shall be payable immediately following the Date of Termination in fifty-two (52) equal bi-weekly installments in accordance with the Company’s normal payroll practices commencing with the next payroll date immediately following the 30 day anniversary of the Date of Termination; provided that, if a Change of Control occurs (or is deemed pursuant to Section 15(d) hereof to have occurred after such termination) during such twenty-four (24) month period (and such Change of Control qualifies either as a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company as such terms are defined under Section 409A of the Code), any amounts remaining payable to Executive hereunder shall be paid in a single lump sum immediately upon such Change of Control;

(ii) all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the Date of Termination which are payable under and in accordance with this Agreement, which amount will be paid within thirty (30) days after the submission by Executive of properly completed reimbursement requests on the Company’s standard forms, provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred;

(iii) a lump sum payment (net after deduction of taxes and other required withholdings) equal to twenty-four (24) times the monthly cost, at the time Executive’s employment terminated, for Executive to receive under COBRA the paid coverage for health, dental and vision benefits then being provided for Executive at the Company’s cost at the time Executive’s employment terminated. This amount will be paid on the next payroll date immediately following the 30 day anniversary of the Date of Termination and will not take into account future increases in costs during the applicable time period;

(iv) vesting of equity awards as provided in the applicable award agreement and plan;   and

(v) pay the cost of up to twelve (12) months, as required, of executive-level outplacement services (which provides as part of the outplacement services the use of an office and secretarial support as near as reasonably practicable to Executive’s residence), provided that, in no event will an expense be reimbursed later than the last day of the calendar year following the calendar in year in which such expense is incurred.

(c) The Executive shall not be required to mitigate the amount of any payments provided in Section 16, by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 16 be reduced by any compensation earned by Executive as a result of employment by another company or business, or by profits earned by Employee from any other source at any time before or after the date of Termination, so long as Executive is not in breach of the Agreement.

(d) Termination by Executive without Good Reason or by Company for Cause.  If prior to the expiration of the Term, Executive Voluntarily terminates Executive’s employment prior to expiration of the Term without Good Reason or if Company terminates this Agreement for Cause, Executive will be entitled to receive Executive’s then-existing Annual Base Salary only through the date such termination is effective in accordance with regular payroll practices and will be reimbursed for all reasonable expenses Executive has incurred in the pursuit of Executive’s duties under this Agreement through the date of termination which are payable under and in accordance with this Agreement; any unvested options and shares of restricted stock shall terminate as of the date of termination unless otherwise provided for in any applicable plan or award agreement, and Executive shall be entitled to no other compensation, bonus, payments or benefits except as expressly provided in this paragraph.  Notwithstanding the foregoing, if, prior to the expiration of the Term, Executive Voluntarily terminates Executive’s employment after the end of a fiscal year but prior to the date on which the bonus described in Section 6 is paid, Executive shall be entitled to receive such bonus, to the extent earned and unpaid, in accordance with Section 6.

(e) Termination upon Disability or Death.  If Executive’s employment shall terminate by reason of Executive’s Disability (pursuant to Section 15(a)(ii)) or death (pursuant to Section 15(a)(i)), the Company shall pay to Executive, in a lump sum cash payment following the Date of Termination, all unpaid Annual Base Salary through the Date of Termination in accordance with regular payroll practices and the Bonus previously earned for a performance period ending prior to the Date of Termination, but unpaid as of the Date of Termination, and the pro rata portion of the Bonus for such year (when and as such Bonuses are paid to other senior executives of the Company) for the Performance Period in which the termination occurred. In the case of Disability, if there is a period of time during which Executive is not being paid Annual Base Salary and not receiving long-term disability insurance payments, the Company shall make interim payments equal to such unpaid disability insurance payments to Executive until commencement of disability insurance payments; provided that, to the extent required to avoid the tax consequences of Section 409A of the Code, as determined by independent tax counsel, the first payment shall cover all payments scheduled to be made to Executive during the first six (6) months after the date Executive’s employment terminates, and the first such payment shall be delayed until the day that is six (6) months after the date Executive’s employment terminates.

(f) Benefits.  Except as otherwise required by law, Executive’s accrual of, and participation in plans providing for, the Benefits will cease at the effective Date of the Termination of employment.

(g) Conditions To Payments.  To be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 16(b)(i) and 16(e), Executive must comply with the provisions of Sections 18, 19 and 20. In addition, to be eligible to receive (and continue to receive) and retain the payments and benefits described in Sections 16(b) and 16(e) Executive (or Executive’s executor and personal representatives in case of death) must execute and deliver to Company, and comply with, an agreement, in form and substance reasonably satisfactory to Company, effectively releasing and giving up all claims Executive may have against Company or any of its subsidiaries or affiliates (and each of their respective controlling shareholders, employees, directors, officers, plans, fiduciaries, insurers and agents) arising out of or based upon any facts or conduct occurring prior to that date. The agreement will be prepared by Company, will be based upon the standard form (if any) then being utilized by Company for executive separations when severance is being paid, and will be provided to Executive at the time Executive’s employment is terminated or as soon as administratively practicable thereafter (not to exceed five (5) business days). The agreement will require Executive to consult with Company representatives, and voluntarily appear as a witness for trial or deposition (and to prepare for any such testimony) in connection with, any claim which may be asserted by or against Company, any investigation or administrative proceeding, any matter relating to a franchise, or any business matter concerning Company or any of its transactions or operations. It is understood that the final document may not contain provisions specific to the release of a federal age discrimination claim if Executive is not at least forty (40) years of age, and may be changed as Company’s chief legal counsel considers necessary and appropriate to enforce the same, including provisions to comply with changes in applicable laws and recent court decisions. Payments under and/or benefits provided by Section 16 will not continue to be made unless and until Executive executes and delivers that agreement to Company within twenty-one (21) days after delivery of the document (or such lesser time as Company’s chief legal counsel may specify in the document) and all conditions to the effectiveness of that agreement and the releases contemplated thereby have been satisfied (including without limitation the expiration of any applicable revocation period without revoking acceptance).

(h) Termination Following Expiration.  Executive shall not be entitled to any severance payment under this Agreement or otherwise upon a termination following the expiration of the term of this Agreement except as may result from a termination by the Company without Cause as provided in Section 15(d).

(i) Survival.  The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration, subject to the terms of any agreement containing a general release provided by Executive.

(j) Definitions.  For purposes of this Section 16, the terms “termination of employment” or “terminate” when used in the context of termination of employment shall mean separation from service with the Company and its affiliates as the terms “separation from service” and “affiliate” are defined in Section 409A of the Code or the regulations thereunder.

(k) Notwithstanding anything to the contrary in this Section 16, any of the benefits described in this Section 16 that are due to be paid or awarded during the first six-(6) months after the Date of Termination shall, to the extent required to avoid the additional taxes and penalties imposed under Section 409A of the Code (as determined by independent tax counsel), be suspended for six months and paid on the day after the sixth month anniversary of the Date of Termination.

17.	Excess Parachute Payment.

(a) Anything in this Agreement or the Plan to the contrary notwithstanding, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of Executive by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”) is or will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (but not below zero) to the Safe Harbor Amount (as defined below) if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income and employment taxes and the Excise Tax), than if Executive received the entire amount of such Total Payments in accordance with their existing terms (taking into account federal, state, and local income and employment taxes and the Excise Tax).  For purposes of this Agreement, the term “Safe Harbor Amount” means the largest portion of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments in such order as Executive shall determine; provided that Executive may not so elect to the extent that, in the determination of the Determining Party (as defined herein), such election would cause Executive to be subject to the Excise Tax. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

(b) The determination of whether the Total Payments shall be reduced as provided in Section 17(a) and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by Company from among the ten largest accounting firms in the United States or by qualified independent tax counsel (the “Determining Party”); provided that, Executive shall be given advance notice of the Determining Party selected by the Company, and shall have the opportunity to reject the selection, within two business days of being notified of the selection, on the basis of that Determining Party’s having a conflict of interest or other reasonable basis, in which case the Company shall select an alternative auditing firm among the ten largest accounting firms in the United States or alternative independent qualified tax counsel, which shall become the Determining Party. Such Determining Party shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive within ten (10) days of the termination of Executive’s employment or at such other time mutually agreed by the Company and Executive. If the Determining Party determines that no Excise Tax is payable by Executive with respect to the Total Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and Executive. If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination as to the extent of the reduction, if any, pursuant to Section 17(a), or to have such Determination reviewed by another accounting firm selected by the Company, at the Company’s expense. If the two accounting firms do not agree, a third accounting firm shall be jointly chosen by the Executive Party and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and Executive.

(c) If, notwithstanding any reduction described in this Section 17, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any of the Total Payments or otherwise, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Total Payments equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net after-tax proceeds with respect to the Total Payments (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on the Payment) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive’s net after—tax proceeds with respect to the Total Payments being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.

(d) Notwithstanding any other provision of this Section 17, if (i) there is a reduction in the Total Payments as described in this Section 17, (ii) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive’s net after-tax proceeds (calculated as if Executive’s benefits had not previously been reduced), and (iii) Executive pays the Excise Tax, then the Company shall pay to Executive those payments or benefits which were reduced pursuant to this Section 17 as soon as administratively possible after Executive pays the Excise Tax (but not later than March 15 following the calendar year of the IRS determination) so that Executive’s net after-tax proceeds with respect to the Total Payments are maximized.

18.	Competition/Confidentiality.

(a) Acknowledgments by Executive.  Executive acknowledges that (a) during the Term and as a part of Executive’s employment, Executive has been and will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information could have an adverse effect on the Company and its business; (c) because Executive possesses substantial technical expertise and skill with respect to the Company’s business, Company desires to obtain exclusive ownership of each invention by Executive while Executive is employed by the Company, and Company will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each such invention by Executive; and (d) the provisions of this Section 18 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Company with exclusive ownership of all inventions and works made or created by Executive.

(b) Confidential Information.  (i) The Executive acknowledges that during the Term Executive will have access to and may obtain, develop, or learn of Confidential Information (as defined below) under and pursuant to a relationship of trust and confidence. The Executive shall hold such Confidential Information in strictest confidence and never at any time, during or after Executive’s employment terminates, directly or indirectly use for Executive’s own benefit or otherwise (except in connection with the performance of any duties as an employee hereunder) any Confidential Information, or divulge, reveal, disclose or communicate any Confidential Information to any unauthorized person or entity in any manner whatsoever.

(ii) As used in this Agreement, the term “Confidential Information” shall include, but not be limited to, any of the following information relating to Company learned by the Executive during the Term or as a result of Executive’s employment with Company:

(A) information regarding the Company’s business proposals, manner of the Company’s operations, and methods of selling or pricing any products or services;

(B) the identity of persons or entities actually conducting or considering conducting business with the Company, and any information in any form relating to such persons or entities and their relationship or dealings with the Company or its affiliates;

(C) any trade secret or confidential information of or concerning any business operation or business relationship;

(D) computer databases, software programs and information relating to the nature of the hardware or software and how said hardware or software is used in combination or alone;

(E) information concerning Company personnel, confidential financial information, customer or customer prospect information, information concerning subscribers, subscriber and customer lists and data, methods and formulas for estimating costs and setting prices, engineering design standards, testing procedures, research results (such as marketing surveys, programming trials or product trials), cost data (such as billing, equipment and programming cost projection models), compensation information and models, business or marketing plans or strategies, deal or business terms, budgets, vendor names, programming operations, product names, information on proposed acquisitions or dispositions, actual performance compared to budgeted performance, long-range plans, internal financial information  (including but not limited to financial and operating results for certain offices, divisions, departments, and key market areas that are not disclosed to the public in such form), results of internal analyses, computer programs and programming information, techniques and designs, and trade secrets;

(F) information concerning the Company’s employees, officers, directors and shareholders; and

(G) any other trade secret or information of a confidential or proprietary nature.

(iii) Executive shall not make or use any notes or memoranda relating to any Confidential Information except for uses reasonably expected by Executive to be for the benefit of the Company, and will, at Company’s request, return each original and every copy of any and all notes, memoranda, correspondence, diagrams or other records, in written or other form, that Executive may at any time have within his possession or control that contain any Confidential Information.

(iv) Notwithstanding the foregoing, Confidential Information shall not include information which has come within the public domain through no fault of or action by Executive or which has become rightfully available to Executive on a non-confidential basis from any third party, the disclosure of which to Executive does not violate any contractual or legal obligation such third party has to the Company or its affiliates with respect to such Confidential Information. None of the foregoing obligations and restrictions applies to any part of the Confidential Information that Executive demonstrates was or became generally available to the public other than as a result of a disclosure by Executive or by any other person bound by a confidentiality obligation to the Company in respect of such Confidential Information.

(v) Executive will not remove from the Company’s premises (except to the extent such removal is for purposes of the performance of Executive’s duties at home or while traveling, or except as otherwise specifically authorized by Company) any Company document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive recognizes that, as between Company and Executive, all of the Proprietary Items, whether or not developed by

Executive, are the exclusive property of the Company. Upon termination of Executive’s employment by either party, or upon the request of Company during the Term, Executive will return to Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, including all equipment (e.g., laptop computers, cell phone, portable e-mail devices, etc.), documents, files and data, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any such Proprietary Items.

19.	Proprietary Developments.

(a) Any and all inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae (collectively, hereinafter referred to as “Developments”), made, conceived, developed, or created by Executive (alone or in conjunction with others, during regular work hours or otherwise) during Executive’s employment which may be directly or indirectly useful in, or relate to, the business conducted or to be conducted by the Company will be promptly disclosed by Executive to Company and shall be Company’s exclusive property. The term “Developments” shall not be deemed to include inventions, products, discoveries, improvements, processes, methods, computer software programs, models, techniques, or formulae which were in the possession of Executive prior to the Term. Executive hereby transfers and assigns to Company all proprietary rights which Executive may have or acquire in any Developments and Executive waives any other special right which the Executive may have or accrue therein. Executive will execute any documents and to take any actions that may be required, in the reasonable determination of Company’s counsel, to effect and confirm such assignment, transfer and waiver, to direct the issuance of patents, trademarks, or copyrights to Company with respect to such Developments as are to be Company’s exclusive property or to vest in Company title to such Developments; provided, however, that the expense of securing any patent, trademark or copyright shall be borne by Company. The parties agree that Developments shall constitute Confidential Information.

(b) “Work Made for Hire.” Any work performed by Executive during Executive’s employment with Company shall be considered a “Work Made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of Company. In the event it should be established that such work does not qualify as a Work Made for Hire, Executive agrees to and does hereby assign to Company all of Executive’s right, title, and interest in such work product including, but not limited to, all copyrights and other proprietary rights.

20.	Non-Competition and Non-Interference.

(a) Acknowledgments by Executive.  Executive acknowledges and agrees that: (a) the services to be performed by Executive under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company competes with other businesses that are or could be located in any part of the United States; and (c) the provisions of this Section 20 are reasonable and necessary to protect the Company’s business and lawful protectable interests, and do not impair Executive’s ability to earn a living.

(b) Covenants of Executive.  For purposes of this Section 20, the term “Restricted Period” shall mean the period commencing as of the date of this Agreement and terminating on the second anniversary (or, in the case of Section 20(b)(iii), the first anniversary), of the date Executive’s employment terminated provided that the “Restricted Period” also shall encompass any period of time from whichever anniversary date is applicable until and ending on the last date Executive is to be paid any payment under Section 16 hereof. In consideration of the acknowledgments by Executive, and in consideration of the compensation and benefits to be paid or provided to Executive by Company, Executive covenants and agrees that during the Restricted Period, the Executive will not, directly or indirectly, for Executive’s own benefit or for the benefit of any other person or entity other than the Company:

(i) in the United States or any other country or territory where the Company then conducts its business: engage in, operate, finance, control or be employed by a “Competitive Business” (defined below); serve as an officer or director of a Competitive Business (regardless of where Executive then lives or conducts such activities); perform any work as an employee, consultant (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company), contractor, or in any other capacity with, a Competitive Business; directly or indirectly invest or own any interest in a Competitive Business (regardless of where Executive then lives or conducts such activities); or directly or indirectly provide any services or advice to any business, person or entity who or which is engaged in a Competitive Business (other than as a member of a professional consultancy, law firm, accounting firm or similar professional enterprise that has been retained by the Competitive Business and where Executive has no direct role in such professional consultancy and maintains the confidentiality of all information acquired by Executive during his or her employment with the Company). A “Competitive Business” is any business, person or entity who or which, anywhere within that part of the United States, or that part of any other country or territory, where the Company conducts business; owns or operates a cable television system; provides direct television or any satellite-based, telephone system-based, internet-based or wireless system for delivering television, music or other entertainment programming (other than as an ancillary service, such as cellular telephone providers); provides telephony services using any wired connection or fixed (as opposed to mobile) wireless application; provides data or internet access services; or offers, provides, markets or sells any service or product of a type that is offered or marketed by or directly competitive with a service or product offered or marketed by the Company at the time Executive’s employment terminates; or who or which in any case is preparing or planning to do so. The provisions of this Section 20 shall not be construed or applied (i) so as to prohibit Executive from owning not more than five percent (5%) of any class of securities that is publicly traded on any national or regional securities exchange, as long as Executive’s investment is passive and Executive does not lend or provide any services or advice to such business or otherwise violate the terms of this Agreement in connection with such investment; or (ii) so as to prohibit Executive from working as an employee in the cable television business for a company/business that owns or operates cable television franchises (by way of current example only, Time Warner, Cablevision, Cox or Comcast), provided that the company/business is not providing cable services in any political subdivision/ geographic area where the Company has a franchise or provides cable services (other than nominal overlaps of service areas) and the company/business is otherwise not engaged in a Competitive Business, and provided Executive does not otherwise violate the terms of this Agreement in connection with that work;

(ii) contact, solicit or provide any service or product of a type offered by, or competitive with, any product or service provided by the Company to any person or entity that was a customer franchisee, or prospective customer of the Company at any time during Executive’s employment (a prospective customer being one to whom the Company had made a business proposal within twelve (12) months prior to the time Executive’s employment terminated); or directly solicit or encourage any customer, franchisee or subscriber of the Company to purchase any service or product of a type offered by or competitive with any product or service provided by the Company, or to reduce the amount or level of business purchased by such customer, franchisee or subscriber from the Company; or take away or procure for the benefit of any competitor of the Company, any business of a type provided by or competitive with a product or service offered by the Company; or

(iii) solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of six (6) months immediately prior to the date Executive’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will the Executive assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company. This provision shall not apply to secretarial, clerical, custodial or maintenance employees nor shall it prohibit Executive from providing a personal reference for the person or persons described in this subsection in response to a request for such a personal reference.

If Executive violates any covenant contained in this Section 20, then the term of the covenants in this Section shall be extended by the period of time Executive was in violation of the same.

(c) Provisions Pertaining to the Covenants. Executive recognizes that the existing business of the Company extends to various locations and areas throughout the United States and may extend hereafter to other countries and territories and agrees that the scope of Section 20 shall extend to any part of the United States, and any other country or territory, where the Company operates or conducts business, or has concrete plans to do so at the time Executive’s employment terminates. It is agreed that the Executive’s services hereunder are special, unique, unusual and extraordinary giving them peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages, and in the event of the Executive’s breach of this Section, Company shall be entitled to equitable relief by way of injunction or otherwise in addition to the cessation of payments and benefits hereunder. If any provision of Sections 18, 19 or 20 of this Agreement is deemed to be unenforceable by a court (whether because of the subject matter of the provision, the duration of a restriction, the geographic or other scope of a restriction or otherwise), that provision shall not be rendered void but the parties instead agree that the court shall amend and alter such provision to such lesser degree, time, scope, extent and/or territory as will grant Company the maximum restriction on Executive’s activities permitted by applicable law in such circumstances. Company’s failure to exercise its rights to enforce the provisions of this Agreement shall not be affected by the existence or non existence of any other similar agreement for anyone else employed by Company or by Company’s failure to exercise any of its rights under any such agreement.

(d) Notices. In order to preserve Company’s rights under this Agreement, Company is authorized to advise any potential or future employer, any third party with whom Executive may become employed or enter into any business or contractual relationship with, and any third party whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and Company shall not be liable for doing so.

(e) Injunctive Relief and Additional Remedy. Executive acknowledges that the injury that would be suffered by Company as a result of a breach of the provisions of this Agreement (including any provision of Sections 18, 19 and 20) would be irreparable and that an award of monetary damages to Company for such a breach would be an inadequate remedy. Consequently, Company will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Company will not be obligated to post bond or other security in seeking such relief. Without limiting Company’s rights under this Section or any other remedies of Company, if Executive breaches any of the provisions of Sections 18, 19 or 20, Company will have the right to cease making any payments otherwise due to Executive under this Agreement.

(f) Covenants of Sections 18, 19 and 20 are Essential and Independent Covenants. The covenants by Executive in Sections 18, 19 and 20 are essential elements of this Agreement, and without Executive’s agreement to comply with such covenants, Company would not have entered into this Agreement or employed Executive. Company and Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Company. Executive’s covenants in Sections 18, 19 and 20 are independent covenants and the existence of any claim by Executive against Company, under this Agreement or otherwise, will not excuse Executive’s breach of any covenant in Section 18, 19 or 20. If Executive’s employment hereunder is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in Sections 18, 19 and 20. The Company’s right to enforce the covenants in Sections 18, 19 and 20 shall not be adversely affected or limited by the Company’s failure to have an agreement with another employee with provisions at least as restrictive as those contained in Sections 18, 19 or 20, or by the Company’s failure or inability to enforce (or agreement not to enforce) in full the provisions of any other or similar agreement containing one or more restrictions of the type specified in Sections 18, 19 and 20 of this Agreement.

21.	Executive’s Representations And Further Agreements.

(a)	Executive represents, warrants and covenants to Company that:

(i) Neither the execution and delivery of this Agreement by Executive nor the performance of any of Executive’s duties hereunder in accordance with the Agreement will violate, conflict with or result in the breach of any order, judgment, employment contract, agreement not to compete or other agreement or arrangement to which Executive is a party or is subject;

(ii) On or prior to the date hereof, Executive has furnished to Company true and complete copies of all judgments, orders, written employment contracts, agreements not to compete, and other agreements or arrangements restricting Executive’s employment or business pursuits, that have current application to Executive;

(iii) Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, and that prior to assenting to the terms of this Agreement, or giving the representations and warranties herein, Executive has been given a reasonable time to review it and has consulted with counsel of Executive’s choice; and

(iv) Executive has not provided, nor been requested by Company to provide, to Company, any confidential or non-public document or information of a former employer that constitutes or contains any protected trade secret, and will not use any protected trade secrets in connection with the Executive’s employment.

(b) During and subsequent to expiration of the Term, the Executive will cooperate with Company, and furnish any and all complete and truthful information, testimony or affidavits in connection with any matter that arose during the Executive’s employment, that in any way relates to the business or operations of the Company or any of its parent or subsidiary corporations or affiliates, or of which the Executive may have any knowledge or involvement; and will consult with and provide information to Company and its representatives concerning such matters.

Executive shall fully cooperate with Company in the protection and enforcement of any intellectual property rights that relate to services performed by Executive for Company, whether under the terms of this Agreement or prior to the execution of this Agreement. This shall include without limitation executing, acknowledging, and delivering to Company all documents or papers that may be necessary to enable Company to publish or protect such intellectual property rights. Subsequent to the Term, the parties will make their best efforts to have such cooperation performed at reasonable times and places and in a manner as not to unreasonably interfere with any other employment in which Executive may then be engaged. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony, sworn statement or declaration that is not complete and truthful. If Company requires the Executive to travel outside the metropolitan area in the United States where the Executive then resides to provide any testimony or otherwise provide any such assistance, then Company will reimburse the Executive for any reasonable, ordinary and necessary travel and lodging expenses incurred by Executive to do so provided the Executive submits all documentation required under Company’s standard travel expense reimbursement policies and as otherwise may be required to satisfy any requirements under applicable tax laws for Company to deduct those expenses. Nothing in this Agreement shall be construed or interpreted as requiring the Executive to provide any testimony or affidavit that is not complete and truthful.

22. Mutual Non-Disparagement.  Neither the Company nor Executive shall make any oral or written statement about the other party which is intended or reasonably likely to disparage the other party, or otherwise degrade the other party’s reputation in the business or legal community or in the telecommunications industry.

23. Foreign Corrupt Practices Act.  Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between Executive and any such person. Failure by Executive to comply with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle the Company to terminate Executive’s employment for Cause.

24. Purchases and Sales of the Company’s Securities.  Executive has read and agrees to comply in all respects with the Company’s Securities Trading Policy regarding the purchase and sale of the Company’s securities by employees, as such Policy may be amended from time to time.  Specifically, and without limitation, Executive agrees that Executive shall not purchase or sell stock in the Company at any time (a) that Executive possesses material non-public information about the Company or any of its businesses; and (b) during any “Trading Blackout Period” as may be determined by the Company as set forth in the Policy from time to time.

25. Indemnification.

(a) If Executive is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith; provided, however, that, except as provided in Section 25(e) hereof with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any such Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.

(b) The Company shall pay the expenses (including attorneys’ fees) incurred by Executive in defending any such proceeding in advance of its final disposition (hereinafter, an “advancement of expenses”), provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by Executive in his or her capacity as such shall be made only upon delivery to the Company of an undertaking (hereinafter, an “Undertaking”), by or on behalf of such Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter, a “Final Adjudication”) that Executive was not entitled to be indemnified for such expenses under this Section 25 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Subsections 25(a) and (b) hereof shall be contract rights and such rights shall continue even after Executive ceases to be employed by the Company and shall inure to the benefit of Executive’s heirs, executors and administrators.

(c) If a claim under Section 25(a) or (b) hereof is not paid in full by the Company within sixty (60) days after a written claim therefore has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If Executive is successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, Executive shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by Executive to enforce a right to indemnification hereunder (but not in a suit brought by Executive to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that, Executive has not met the applicable standard for indemnification set forth in the Delaware General Corporation Law. To the fullest extent permitted by law, neither the failure of the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of Executive is proper in the circumstances because the Executive has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Company (including its disinterested directors, committee thereof, independent legal counsel or its stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption that Executive has not met the applicable standard of conduct or, in the case of such a suit brought by Executive, be a defense to such suit. In any suit brought by Executive to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that Executive is not entitled to be indemnified, or to such advancement of expenses, under this Section 25 or otherwise shall, to the extent permitted by law, be on the Company.

(d) The rights to indemnification and to the advancement of expenses conferred in this Section 25 shall not be exclusive of any other right of indemnification which Executive or any other person may have or hereafter acquire by any statute, the Company’s Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, including all rights of indemnification provided by the Indemnification Agreement entered into by Executive and the Company dated as of the date of this Employment Agreement.

(e) The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

26. Withholding.  Anything to the contrary notwithstanding, all payments required to be made by Company hereunder to Executive or his estate or beneficiary shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.

27. Notices.  Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

If to the Company:	Charter Communications, Inc.
Attn: Human Resources
12405 Powerscourt Drive
St. Louis, MO 63131

If to Executive:	Christopher Winfrey
4219 W. Sevilla Street
Tampa, FL 33629

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

28. Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

29. Entire Agreement.  This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter, except to the extent said agreements, understandings and arrangements are referenced or referred to in this Agreement. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance. Except to the extent the terms hereof are explicitly and directly inconsistent with the terms of the Plan, nothing herein shall be deemed to override or replace the terms of the Plan, including but not limited to sections 6.4, 9.4 and 10.4 thereof.

30. Severability.  In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

31. Assignment.  Subject to the Executive’s right to terminate in the event of a Change of Control hereunder, this Agreement can be assigned by the Company only to a company that controls, is controlled by, or is under common control with the Company and which assumes all of the Company’s obligations hereunder. The duties and covenants of Executive under this Agreement, being personal, may not be assigned or delegated except that Executive may assign payments due hereunder to a trust established for the benefit of Executive’s family or to Executive’s estate or to any partnership or trust entered into by Executive and/or Executive’s immediate family members (meaning, Executive’s spouse and lineal descendants). This agreement shall be binding in all respects on permissible assignees.

32. Notification.  In order to preserve the Company’s rights under this Agreement, the Company is authorized to advise any third party with whom Executive may become employed or enter into any business or contractual relationship with, or whom Executive may contact for any such purpose, of the existence of this Agreement and its terms, and the Company shall not be liable for doing so.

33. Choice of Law/Jurisdiction.  This Agreement is deemed to be accepted and entered into in St. Louis County, Missouri. Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of Missouri without giving effect to its rules governing conflicts of laws. Executive agrees that in any suit to enforce this Agreement, or as to any dispute that arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of Executive’s employment relationship with Company, venue and jurisdiction are proper in the County of St. Louis, and (if federal jurisdiction exists) the United States District Court for the Eastern District of Missouri in St. Louis, and Executive waives all objections to jurisdiction and venue in any such forum and any defense that such forum is not the most convenient forum.

34. Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

35. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

36. Section 409A Compliance.  The Company and Executive intend that the provisions of this Agreement comply with the requirements of Code Section 409A and the regulations and guidance issued thereunder and be interpreted in accordance therewith.  Executive will not have any discretion to designate the taxable year of payment of any amounts subject to Section 409A under any provision of this Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

             CHARTER COMMUNICATIONS, INC.

             By: /s/ Michael J. Lovett
             Name:  Michael J. Lovett
             Title:  President and Chief Executive Officer

             EXECUTIVE

             By: /s/ Christopher Winfrey
             Name:  Christopher Winfrey

EXHIBIT A

Stock Option Grant Agreement

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of November 1, 2010 (the “Grant Date”), between Charter Communications, Inc., a Delaware corporation (the “Company”), and Chrisopher Winfrey, Optionee.

Unless otherwise defined herein, terms defined in the Charter Communications, Inc. 2009 Stock Incentive Plan (the “Plan”) shall have the same defined meanings in this Nonqualified Stock Option Agreement (the “Agreement”).

The undersigned Optionee has been granted an Option to purchase Shares of Class A common stock of the Company (“Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Vesting Schedule:	25% each year on each of the first four anniversaries of the Grant Date, subject to the restrictions and limitations of the Agreement and the Plan
Exercise Price per Share:	$[average of the high and low prices on November 1, 2010]
Exercise Expiration Date:	Tenth year anniversary of Grant Date
Total Number of Shares under Option	90,000 shares, as shown on the records of the Company

                         Charter Communications, Inc.

                         Abigail T. Pfeiffer, SVP - Human Resources

I agree to this grant of an Option to purchase Shares of the Company, acknowledge that this grant is subject to the terms and conditions of the Plan and this Agreement, and have read and understand the terms and conditions set forth in Sections 1 through 20 of this Agreement.

                         Optionee, Christopher Winfrey,
                         accepted on "Merrill Lynch Benefits Online"

1.           Grant of Option.
1.1           The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the Total Number of Shares under Option set forth above, subject to, and in accordance with, the terms and conditions set forth in this Agreement.
1.2           The Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
1.3           This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference), except as to terms and provisions otherwise set forth in this Agreement, and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

2.           Purchase Price.
The price at which the Employee shall be entitled to purchase Shares upon the exercise of the Option shall be the Exercise Price per Share set forth above.

3.           Duration of Option.
The Option shall be exercisable to the extent and in the manner provided herein for a period of ten years from the Grant Date (the “Exercise Term”) and shall expire as of the tenth (10th) anniversary of the Grant Date (“Exercise Expiration Date”); provided, however, that the Option may be earlier or later terminated as provided under the terms of the Plan and this Agreement.

4.           Vesting of Option.
Unless otherwise provided in this Agreement or the Plan, the Vesting Schedule shall be as set forth on page 1; provided however, that Options shall continue to vest only while the Optionee is an Eligible Individual.  Each right of purchase shall be cumulative and shall continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Exercise Term.  Any fractional number of Shares resulting from the application of the foregoing percentages shall be rounded (up or down) to a whole number of Shares.  Notwithstanding anything in the Plan or this Agreement to the contrary, upon the termination of employment of the Optionee (i) as a result of his or her death or Disability, then all unvested Options shall be cancelled; (ii) as a result of his Retirement, all Options shall immediately vest and become fully exercisable; (iii) by the Company, or any of its Subsidiaries, without Cause, then unvested Options shall vest pro rata as of the date of such termination (as described in Exhibit A attached hereto), provided that any such pro-rata vesting portion of an Option grant shall become exercisable pursuant to Section 6 hereof, as soon as is reasonably administratively practicable following such termination; or (iv) if, (a) within thirty (30) days prior or 13 months following the occurrence of a Change in Control or (b) at any time prior to a Change in Control at the request of a prospective purchaser whose proposed purchase would constitute a Change in Control upon its completion, the Company, or any of its Subsidiaries, terminates the Grantee's employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason (as such terms are defined in the Plan), all Shares shall immediately vest (subject to the Plan provisions relating to “Excise Tax Limitations”); provided that, notwithstanding anything to the contrary in this Agreement, in the event that Grantee’s employment with the Company terminates at any time on or before the first anniversary of such employment, either as the result of termination by the Company for Cause or by Grantee other than for Good Reason (all determined in accordance with Grantee's employment agreement with the Company), all Options shall be immediately cancelled.  Shares which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

           5.           Manner of Exercise and Payment.
5.1           Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice in person, electronically or by mail to the Plan Administrator (or his or her designee).  Such notice shall state that the Optionee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option.  If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Plan Administrator (or his or her designee) who shall endorse thereon a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.
5.2           The notice of exercise described in Section 5.1 hereof shall be accompanied by (a) the full purchase price for the Shares in respect of which the Option is being exercised, in cash, by check, by transferring

2

Shares to the Company having a Fair Market Value on the day preceding the date of exercise equal to the cash amount for which such Shares are substituted, or in such other manner as may be permitted by the Committee in its discretion, and (b) payment of the Withholding Taxes as provided by Section 12 of this Agreement, and in the manner as may be permitted by the Committee its discretion pursuant to Section 12 of this Agreement.
5.3           Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to the terms of the Plan, take such action as may be necessary to effect the transfer to the Optionee of the number of Shares as to which such exercise was effective.
5.4           The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a stockholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

6.           Exercisability upon Termination of Employment.
        If the employment of the Optionee is terminated as a result of death, Disability or Retirement, the Option shall continue to be exercisable, to the extent then exercisable, in whole or in part, at any time during the six months after the date of such termination, but in no event after the Exercise Expiration Date.  If the employment of the Optionee is terminated for Cause, the Option shall terminate effective immediately prior to the Optionee’s termination of employment, whether or not such Option is then exercisable.  If the employment of the Optionee is terminated for any reason other than death, Disability or Retirement or for Cause, then, subject to Section 7 hereof, the Option shall terminate as of the sixth month following the date of the Optionee’s termination of employment whether or not exercisable.

7.           Effect of Change in Control.
        In the event of a Change in Control, the Committee may, in its discretion, do one or more (or none) of the following:  (i) shorten the period during which Options are exercisable (provided they remain exercisable for at least 30 days after the date on which notice of such shortening is given to Optionee); (ii) arrange to have the surviving or successor entity assume the Options or grant replacement options with appropriate adjustments in the option prices and in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase the shares of stock, securities or other property (including cash) as may be issuable or payable as a result of a Change in Control with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options  had such exercise occurred in full prior to such Change in Control, or (iii) cancel Options upon the payment to the Optionee in cash, with respect to each Option to the extent then exercisable (including any Options as to which the exercise has been accelerated in accordance with this Section), of an amount that is equal to the Fair Market Value of the Shares subject to the option or portion thereof over the aggregate exercise price for such Shares under Option or portion thereof surrendered at the effective time of the Change in Control.

8.           Nontransferability.
        The Option shall not be transferable other than by will or by the laws of descent and distribution.  During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. Notwithstanding the foregoing, the Option may be transferred to members of the Optionee’s immediate family, to trusts solely for the benefit of such immediate family members and to partnerships in which such family members and/or trusts are the only partners, and for purposes of this Agreement, a transferee of an Option shall be deemed to be the Optionee.  For this purpose, immediate family means the Optionee’s spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

9.           No Right to Continued Employment.
                             Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company, or any Subsidiary or Affiliate of the Company, nor shall this Agreement or the Plan interfere in any way with the right of the Company to terminate the Optionee’s employment at any time.

3

10.           Adjustments.
In the event of a Change in Capitalization, the Committee may, in its discretion, make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the purchase price for such Shares or other stock or securities.  The Committee’s adjustment shall be made in accordance with the provisions of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

11.           Effect of a Merger, Consolidation or Liquidation.
Subject to the terms of the Plan and this Agreement, in the event of (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”) that does not constitute a Change in Control, the Options shall continue in effect in accordance with their respective terms, except that the Committee may, in its discretion, do one or more (or none) of the following: (i) shorten the period during which the Options are exercisable (provided they remain exercisable for at least thirty (30) days after the date on which notice of such shortening is given to the Optionee); (ii) accelerate the vesting schedule with respect to the Options, (iii) arrange to have the surviving or successor entity assume the Options or grant replacement Options with appropriate adjustments in the exercise prices, and adjustments in the number and kind of securities issuable upon exercise or adjustments so that the Options or their replacements represent the right to purchase or receive the stock, securities or other property (including cash) as may be issuable or payable as a result of such Transaction with respect to or in exchange for the number of Shares purchasable and receivable upon the exercise of the Options had such exercise occurred in full prior to the Transaction, or (iv) with the prior written consent of the Optionee, cancel the Options upon the payment to the Optionees in cash of an amount that is equal to the Fair Market Value of the Shares subject to the Option or portion thereof over the aggregate exercise price for such Shares under the Option or portion thereof surrendered at the effective time of the Transaction.  The treatment of any Option as provided in this Section 11 shall be conclusively presumed to be appropriate for purposes of Section 10 of the Plan.

12.           Withholding of Taxes.
At such times as the Optionee recognizes taxable income in connection with the receipt of Shares hereunder (a “Taxable Event”), the Optionee shall pay to the Company an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company in connection with the Taxable Event (the “Withholding Taxes”) prior to the issuance, or release from escrow, of such Shares.  The Company shall have the right to deduct from any payment to an Optionee an amount equal to the Withholding Taxes in satisfaction of the obligation to pay Withholding Taxes.  In satisfaction of the obligation to pay Withholding Taxes to the Company, the Optionee may make a written election (the “Tax Election”), which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the Shares then issuable to him or her having an aggregate Fair Market Value equal to the Withholding Taxes.  Notwithstanding the foregoing, the Committee may, in its discretion, provide that an Optionee shall not be entitled to exercise his or her Options if the Optionee has not paid cash to the Company with respect to the applicable Withholding Taxes for such Options.

13.           Excise Tax Limitation.
(a)           Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment, distribution or acceleration of vesting to or for the benefit of the Optionee by the Company (within the meaning of Section 280G of the Code and the regulations thereunder), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments”), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Optionee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Optionee received the entire amount of such Total Payments.  Unless the Optionee shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Optionee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

(b)           The determination of whether the Total Payments shall be reduced as provided in Section 12.2 (a) of the Plan and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Optionee from among the six largest accounting firms in the United States or at the Optionee’s expense by an attorney selected by the Optionee.  Such accounting firm or attorney (the “Determining Party”) shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Optionee within ten (10) days of the termination of Optionee’s employment.  If the Determining Party determines that no Excise Tax is payable by the Optionee with respect to the Total Payments, it shall furnish the Optionee with an opinion reasonably acceptable to the Optionee that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Optionee.  If the Determining Party determines that an Excise Tax would be payable, the Company shall have the right to accept the Determination of the Determining Party as to the extent of the reduction, if any, pursuant to Section 12.2 (a) of the Plan, or to have such Determination reviewed by an accounting firm selected by the Company, at the Company’s expense.  If the Company’s accounting firm and the Determining Party do not agree, a third accounting firm shall be jointly chosen by the Determining Party and the Company, in which case the determination of such third accounting firm shall be binding, final and conclusive upon the Company and the Optionee.

14.           Employee Bound by the Plan.
The Optionee hereby acknowledges that the Optionee may receive a copy of the Plan upon request to the Plan Administrator and agrees to be bound by all the terms and provisions of the Plan.

15.           Modification of Agreement.
This Agreement may be modified, amended, suspended or terminated by the Committee in its discretion at any time, and any terms or conditions may be waived by the Committee in its discretion at any time; provided, however, that all such modifications, amendments, suspensions, terminations or waivers that shall adversely effect an Optionee shall only be effective pursuant to a written instrument executed by the parties hereto.

16.           Severability.
Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

17.           Governing Law.
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

18.           Successors in Interest.
This Agreement shall inure to the benefit of and be binding upon any successor to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators, successors.

19.           Resolution of Disputes.
Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and Company for all purposes.

20.           Shareholder Approval.
The effectiveness of this Agreement and of the grant of the Option pursuant hereto is subject to the approval of the Plan by the stockholders of the Company in accordance with the terms of the Plan.

5

Exhibit A
Pro Rata Vesting
In the event that the Optionee's employment with the Company is terminated and such Optionee is entitled to the pro rata vesting of a portion of his or her Option pursuant to this Agreement, such pro rata portion shall be calculated as a percentage of the total shares vesting on the next vesting date (rounded down to the nearest whole number in the event of a fractional number of shares), with the numerator being the number of days from the beginning of the current vesting period through the termination date and the denominator being (a) the total number of days in a vesting period in the event that the vesting period is less than a full calendar year, or (b) in the event that the vesting period is a full calendar year, 365 (notwithstanding the vesting period is in a leap year).  The first vesting period will normally begin on the Grant Date.  The subsequent vesting periods will begin on March 2 and end on March 1, as set forth on  the Vesting Schedule in the Agreement.

6

EXHIBIT B

Restricted Shares Grant Agreement

CHARTER COMMUNICATIONS, INC.
RESTRICTED STOCK GRANT NOTICE

Charter Communications, Inc. (the "Company"), pursuant to its 2009 Stock Incentive Plan (as amended, the "Plan"), hereby grants to Grantee the number of Shares of the Company's Class A common stock set forth below (the "Shares").  The Shares are subject to all of the terms and conditions as set forth in this Grant Notice, the Restricted Stock Agreement (the "Agreement") which is attached hereto, and the Plan.  The Agreement and the Plan are deemed to be incorporated herein in their entirety.

Grantee:               Christopher Winfrey

Date of Grant:             November 1, 2010

Number of Shares:                                                     80,000

Vesting Schedule:  Subject to the restrictions and limitations of the Agreement and the Plan, one-third of the Shares shall vest on each of the first three anniversaries of the Date of Grant.

Additional Terms/Acknowledgements:  The undersigned Grantee acknowledges receipt of, and has read and understands and agrees to, this Grant Notice, the Agreement and the Plan.  Grantee further acknowledges that as of the Date of Grant, this Grant Notice, the Agreement and the Plan set forth the entire understanding between Grantee and the Company regarding the grant by the Company of the Shares referred to in this Grant Notice.

CHARTER COMMUNICATIONS, INC.	GRANTEE:

Abby Pfeiffer, Senior Vice President,	Christopher Winfrey
Human Resources

Dated:  November 1, 2010

2

CHARTER COMMUNICATIONS, INC.
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (together with the attached grant notice (the "Grant Notice"), the "Agreement") is made and entered into as of the date of grant set forth on the Grant Notice by and between Charter Communications, Inc., a Delaware corporation (the "Company"), and the individual (the "Grantee") set forth on the Grant Notice.

A.           Pursuant to the Charter Communications, Inc. 2009 Stock Incentive Plan (as amended, the "Plan"), the Board of Directors of the Company or an authorized Committee thereof has determined that it is in the best interest of the Company to grant to Grantee shares of the Class A Common Stock of the Company (the "Shares") set forth on the Grant Notice, and in all respects subject to the terms, definitions and provisions of this agreement and the Plan, which is incorporated herein by reference.

B.           Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Grantee and the Company hereby agree as follows:

1.	Grant and Terms of Shares.

a.
Grant of Shares.  Pursuant to the Grant Notice, the Company has granted to the Grantee, subject to the terms and conditions set forth in the Plan and this Agreement, the number of Shares set forth on the Grant Notice.

b.
Vesting.  As of the date of grant set forth in the Grant Notice, all of the Shares shall be unvested, and shall become vested only in accordance with the schedule set forth in the Grant Notice.  Notwithstanding the foregoing, the following provisions shall apply, (to the extent that, under guidance issued by the Internal Revenue Service, the following provisions would not result in the imposition of an excise tax on the Grantee under Section 409A of the Internal Revenue Code) on the termination of the employment of the Grantee with the Company and its Subsidiaries: (a) all unvested Shares shall be cancelled upon Grantee's death or Disability, (b) all unvested Shares shall immediately vest upon Grantee’s Retirement, (c) all unvested shares shall continue to vest for one year following the Company’s, or any of its Subsidiaries’, termination of the Grantee’s employment without “Cause,” and (d) if, within 13 months following the occurrence of a Change in Control, the Company, or any of its Subsidiaries, terminates the Grantee's employment without Cause, or the Grantee terminates his or her employment with the Company and its Subsidiaries for Good Reason (as such terms are defined in the Plan), all Shares shall immediately vest (subject to the Plan provisions relating to “Excise Tax Limitations”); provided that, notwithstanding anything to the contrary in this Agreement, in the event that Grantee’s employment with the Company terminates at any time on or before the first anniversary of such employment, either as the result of termination by the Company for Cause or by Grantee other than for Good Reason (all determined in accordance with Grantee's employment agreement with the Company), all Shares shall be immediately cancelled.  Shares which do not vest in accordance with the foregoing provisions shall be canceled without payment of consideration to the Grantee.

Notwithstanding the foregoing, if any stock of the Company is publicly traded on an established securities market or otherwise, and if the Grantee is a “Key Employee” of the Company or an Affiliate (as defined in Section 416(i) of the Internal Revenue Code without regard to paragraph (5) thereof) no payment shall be made to the Grantee within six months after the Grantee’s separation from service (or, if earlier, the date of his or her death) and the Vesting Period shall be deemed extended to that date;

3

provided, this provision shall not apply if payment of Shares hereunder would not result in excise tax under guidance provided by the IRS.

2.	General Restrictions on Transfer of Shares.

a.
No Transfers of Unvested Shares.  In no event shall the Grantee transfer any Shares that are not vested (or any right or interest therein) to any person in any manner whatsoever, whether voluntarily or by operation of law or otherwise, except for transfers resulting from Grantee’s death.

b.	Invalid Sales. Any purported transfer of Shares made without fully complying with all of the provisions of this Agreement shall be null and void and without force or effect.

3.	Compliance with Applicable Laws.

No Shares will be issued pursuant to this Agreement unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933, as amended (whether by registration or satisfaction of exemption conditions), all other applicable laws, and all applicable listing requirements of any national securities exchange or other market system on which the Class A Common Stock of the Company is then listed.

4.	General.

a.
Governing Law.  This Agreement shall be governed by and construed under the laws of the state of Delaware applicable to Agreements made and to be performed entirely in Delaware, without regard to the conflicts of law provisions of Delaware or any other jurisdiction.

b.
Notices.  Any notice required or permitted under this Agreement shall be given in writing and shall be deemed duly given upon delivery if delivered by hand, upon receipt if faxed, or three (3) days after posting if sent by regular mail (U.S. Mail), to the address set forth below or to such other address for a party as that party may designate by advance written notice to the other parties.

If to the Company:

Charter Communications, Inc.
12405 Powerscourt Dr.
St. Louis, Mo. 63131
Attention:  General Counsel

If to Grantee, at the address set forth on the Company’s records.

c.
Legend. In addition to any other legend which may be required by agreement or applicable laws, each share certificate representing Shares shall have endorsed upon its face a legend in substantially the form set forth below:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING CONDITIONS AND CERTAIN RESTRICTIONS ON TRANSFER, SALE AND HYPOTHECATION AND CERTAIN REPURCHASE RIGHTS.  A COMPLETE STATEMENT OF THE TERMS AND CONDITIONS GOVERNING SUCH RESTRICTIONS IS SET FORTH IN AN AGREEMENT, DATED AS OF [AGREEMENT DATE], A COPY OF WHICH IS ON FILE AT THE CORPORATION'S PRINCIPAL OFFICE.

d.	Modifications. This Agreement may be amended, altered or modified only by a writing signed by each of the parties hereto.

4

e.
Application to Other Stock.  In the event any capital stock of the Company or any other corporation shall be distributed, with respect to, or in exchange for shares of Class A Common Stock as a stock dividend, stock split, reclassification or recapitalization in connection with any merger or reorganization or otherwise, all restrictions, rights and obligations set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Shares on or with respect to which such other capital stock was distributed.

f.
Additional Documents.  Each party agrees to execute any and all further documents and writings, and to perform such other actions, which may be or become reasonably necessary or expedient to be made effective and carry out this Agreement.

g.	No Third-Party Benefits. Except as otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.

h.	Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and permitted assigns.

i.
No Assignment.  Except as otherwise provided in this Agreement, the Grantee may not assign any of his or her rights under this Agreement without the prior written consent of the Company, which consent may be withheld in its sole discretion.  The Company shall be permitted to assign its rights or obligations under this Agreement, but no such assignment shall release the Company of any obligations pursuant to this Agreement.

j.
Equitable Relief.  The Grantee acknowledges that, in the event of a threatened or actual breach of any of the provisions of this Agreement, damages alone will be an inadequate remedy, and such breach will cause the Company great, immediate and irreparable injury and damage.  Accordingly, the Grantee agrees that the Company shall be entitled to injunctive and other equitable relief, and that such relief shall be in addition to, and not in lieu of, any remedies they may have at law or under this Agreement.

k.	Arbitration.

i.
General.  Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be settled exclusively by arbitration, before a single arbitrator, in accordance with this section and the then most applicable rules of the American Arbitration Association.  Judgment upon any award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof.  Such arbitration shall be administered by the American Arbitration Association.  Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature.  Notwithstanding the foregoing, either party may in an appropriate matter apply to a court for provisional relief, including a temporary restraining order or a preliminary injunction, on the ground that the award to which the applicant may be entitled in arbitration may be rendered ineffectual without provisional relief.  Unless mutually agreed by the parties otherwise, any arbitration shall take place in the City of St. Louis, Missouri.

ii.
Selection of Arbitrator.  In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator from a list of nine arbitrators drawn by the parties at random from a list of nine persons (who shall be retired judges or corporate or litigation attorneys experienced in stock options and buy-sell agreements) provided by the office of the American Arbitration Association having jurisdiction over St. Louis, Missouri.  If the parties are unable to agree upon an arbitrator from the list so drawn, then the parties shall each strike names alternately from the list, with the first to strike being determined by lot.  After each party has used four strikes, the remaining name on the list shall be the arbitrator.  If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

5

iii.
Applicability of Arbitration; Remedial Authority.  This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law.  In the event of a dispute subject to this paragraph, the parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.  The remedial authority of the arbitrator (which shall include the right to grant injunctive or other equitable relief) shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.  The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that he or it would be entitled to summary judgment if the matter had been pursued in court litigation.  In the event of a conflict between the applicable rules of the American Arbitration Association and these procedures, the provisions of these procedures shall govern.

iv.
Fees and Costs.  Any filing or administrative fees shall be borne initially by the party requesting arbitration.  The Company shall be responsible for the costs and fees of the arbitration, unless the Grantee wishes to contribute (up to 50%) of the costs and fees of the arbitration.  Notwithstanding the foregoing, the prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party's costs (including but not limited to the arbitrator's compensation), expenses, and attorneys' fees.

v.
Award Final and Binding; Severability.  The arbitrator shall render an award and written opinion, and the award shall be final and binding upon the parties.  If any of the provisions of this paragraph, or of this Agreement, are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration.  If a court should find that the arbitration provisions of this Agreement are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

l.
Headings.  The section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

m.
Number and Gender.  Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and the neuter gender includes the masculine and the feminine; (b) the singular tense and number includes the plural, and the plural tense and number includes the singular; (c) the past tense includes the present, and the present tense includes the past; and (d) references to parties, sections, paragraphs and exhibits mean the parties, sections, paragraphs and exhibits of and to this Agreement.

n.
Instructions to Plan Administrator.  Grantee authorizes the Company to deliver the instructions attached as Exhibit B hereto to the Plan administrator during the next applicable trading window on behalf of the Grantee authorizing the Plan administrator to sell Shares at the time they vest in order to satisfy the Grantee’s withholding tax obligations with respect to the Shares.  Grantee may withdraw such instructions at his or her discretion.

o.
Complete Agreement.  The Grant Notice, this Agreement and the Plan constitute the parties' entire agreement with respect to the subject matter hereof and supersede all agreements (including, without limitation, any employment agreement), representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.

6

CHARTER COMMUNICATIONS, INC.
RESTRICTED STOCK AGREEMENT

Exhibit B

Instructions to Plan Administrator

To the Plan Administrator of the Charter Communications, Inc. 2009 Stock Incentive Plan:

In connection with the Charter Communications, Inc. 2009 Stock Incentive Plan, I have been granted restricted shares (the “Shares”) of Class A common stock of Charter Communications, Inc. (“Charter”).  These shares are subject to vesting conditions as set forth in my Grant Notice and Restricted Stock Agreement.  At such time that some or all of the Shares vest, I hereby instruct you to sell such number of Shares as may be necessary to satisfy my tax withholding obligations with respect to such vested Shares.  These instructions shall remain in effect unless and until you receive contrary written instructions from me.

7